Exhibit 14.1

Old Florida Bank Code of Ethics	September 1, 2000

Introduction

Today’s financial services marketplace is filled with a host of new challenges, changes and opportunities. Amidst these changes, one constant guides Old Florida Bank and will continue to be central to all that we do: the mandate for integrity.

Only by conducting ourselves and our business in accordance with the highest standards of legal, ethical and moral integrity can we achieve our vision of excellence and our goals for the future.

This Code of Ethics will familiarize you with the general guidelines of professional conduct expected from employees in their interactions with customers, prospective customers, competitors, suppliers, the communities we serve and one another. We can settle for nothing less than full adherence to the Code.

Please read the Code carefully and refer to it as needed. You may be asked to certify in writing that you will follow the Code, so be sure you understand it. Appropriate officers should periodically reinforce the importance of the Code to their employees, pointing out provisions of particular relevance.

The penalty for violating any provision of this Code may be disciplinary action up to and including termination. In addition, all violations of criminal laws applicable to Old Florida Bank’s business are reported to the appropriate authorities for prosecution.

If you have any questions about this Code, ask your supervisor. If you suspect a violation of the Code of Ethics, you should contact the CEO. All communications will be handled in a confidential manner.

Terms frequently used in the Code are defined as follows:

Appropriate officer – Head of the department

Approval (formal) – Written consent

Employee – Any employee or Director of Old Florida Bank

Bank – Old Florida Bank

CEO – Chief Executive Officer

CFO – Chief Financial Officer

Corporation – Old Florida Bank

General Counsel – General Counsel of Old Florida Bank

OFB – Old Florida Bank

Supervisor – Your immediate boss

Senior Management – Executive Officer (CEO or CFO)

Old Florida Bank Code of Ethics	September 1, 2000

Employee Responsibilities

As an employee of Old Florida Bank, your personal conduct should reflect the highest professional standards of behavior. You are obliged to monitor your personal and professional affairs so as not to discredit yourself or the Bank. Your behavior at work reflects OFB’s ethics, so you will be expected to:

Obey all laws and regulations that apply to OFB’s business;

Avoid activities that could create conflicts of interest or even the appearance of conflicts of interest with OFB;

Respect the confidentiality of OFB business information and information about those with whom OFB has business relationships.

Details of the above obligations are presented in the remainder of this Code of Ethics.

Areas frequently involved in conflict of interest and examples of prohibited activities are described in following sections.

Remember, these standards and examples serve as guidelines and may not be all-inclusive.

Old Florida Bank Code of Ethics	September 1, 2000

Obeying Laws and Regulations

Numerous national, state and local laws of the United States and other countries apply to OFB. As an associate, you are expected to conduct all business dealings according to these laws. Violating any of them could subject you and/or OFB to criminal and civil penalties. If you have questions about these laws or how they apply to particular situations, ask your supervisor or Senior Management, who may consult legal counsel.

Old Florida Bank Code of Ethics	September 1, 2000

Criminal Laws

A number of criminal laws apply to employees of all financial institutions. Examples of activities prohibited by these laws are:

•	Corruptly accepting or soliciting anything of value intending to be influenced or rewarded in connection with OFB business or in return for confidential information;

•	Intentionally failing to make currency transaction and other reports required by the Bank Secrecy Act;

•	Stealing, embezzling or misapplying Corporate funds or assets;

•	Using threats, physical force or other unauthorized means to collect money;

•	Issuing unauthorized obligations (such as certificates of deposit, notes or mortgages) or recording false entries;

•	Using Corporate funds or assets to finance campaigns for political office;

•	Certifying a check drawn on an account with insufficient funds;

•	Making a loan or giving a gift to a bank examiner who has the authority to examine a branch of OFB;

•	Misusing federal records and documents;

•	Using a computer to gain unauthorized access to the OFB records of a customer;

•	Knowing that a criminal offense has been committed and helping the criminal avoid capture or punishment.

Old Florida Bank Code of Ethics	September 1, 2000

Equal Employment Opportunity Laws

Various federal, state and local Equal Employment Opportunity (EEO) laws apply to OFB. Some prohibit certain kinds of discrimination in hiring, training, determining promotions, etc.; others require Affirmative Action (AA). All employment decisions are to be made in a manner consistent with applicable laws. OFB strongly supports the principles of these laws, and you are expected to comply with them. You should address any questions concerning OFB’s EEO policy, AA policy, or policy prohibiting harassment to Personnel or Senior Management.

Old Florida Bank Code of Ethics	September 1, 2000

Respecting Confidential Information

As an employee, you must protect confidential information about OFB, its customers, employees and others with which it does business.

You may have knowledge, reports or statements about OFB’s business or possess confidential information about the private or business affairs of OFB’s customers, suppliers, and employees. Such information is privileged and must be held in the strictest confidence.

Confidential information is to be used only for corporate purposes. Under no circumstances may you use such information for personal gain or pass it on to any person outside OFB, including family or friends, or even to other associates who do not need such information to perform their jobs or to provide services to or for OFB.

Old Florida Bank Code of Ethics	September 1, 2000

Information Obtained from Business Relations

You may possess confidential information about those with whom OFB has business relations. If released, such information could have a significant effect on their operations, their business reputations or the market price of their securities. Disclosing such information could expose both you and OFB to liability for damages.

Old Florida Bank Code of Ethics	September 1, 2000

OFB Financial Information

Financial information about OFB is confidential unless it has been published in reports to shareholders or has been made otherwise available to the public. It is the bank’s policy to disclose corporate information to the public in such a manner that all those who are interested in the corporation and its securities have equal access to the information. Except as required by law or approved by Senior Management, financial information is not to be released to any person. If you have any questions about disclosing financial information, contact Senior Management.

Old Florida Bank Code of Ethics	September 1, 2000

OFB Examination Information

Banks and some other subsidiaries are periodically reviewed by regulatory examiners. Certain reports made by those regulatory agencies are the property of those agencies and are strictly confidential. Giving information from those reports, other than that publicly available, to anyone not officially connected with OFB is a criminal offense.

Old Florida Bank Code of Ethics	September 1, 2000

Revised:            February 6, 2004

OFB Proprietary Information

Certain non-financial information developed by OFB, such as business plans, customer lists, methods of doing business, computer software, source codes, databases and related documentation, is valuable information that is proprietary and confidential. You are not to disclose it to anyone outside or inside OFB who does not have a need to know such information. You may not use it directly or indirectly for your personal benefit or for the benefit of any third party who is not entitled to such information. Personal use of OFB proprietary information will be prosecuted to the full extent of the law.

Old Florida Bank Code of Ethics	September 1, 2000

Insider Information

Insider information is material non-public information relating to securities issued by any corporation. Information is considered “material” if it is important enough to affect the judgment of investors about whether to buy, sell or hold stock, or to influence the market price of the stock.

The courts have ruled that insider information about securities must be made public before anyone possessing it can trade or recommend the purchase or sale of the securities concerned. Under federal and state securities laws, you, OFB and the person who receives the information could be held legally responsible for misusing insider information.

Obviously, the insider information rule is very difficult to apply in given circumstances. Employees must be extremely cautious in discussing corporate affairs with any person outside of OFB or in using information obtained at OFB in making personal investment decisions. If you have any doubts about whether or not an item is insider information or whether or not it has been or should be revealed, consult Senior Management.

Old Florida Bank Code of Ethics	September 1, 2000

Anti-competitive Activities

The Sherman Antitrust Act prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A specific violation of this Act could be a formal or informal agreement between you and an OFB competitor to fix prices, allocate markets, allocate customers or refuse to deal with particular suppliers or customers.

If you are in contact with OFB’s competitors, you must avoid any agreements with them (or even circumstances that might give the appearance of such agreements) relating to how OFB conducts its business. You should be especially careful at social or professional gatherings and at trade association meetings where there are discussions or exchanges of information relating to competitive matters.

OFB strongly encourages associates to promote the sale of all of the various OFB products and services. “Cross-selling” of OFB products and services is an extremely valuable tool for increasing OFB’s revenues; however, employees should be aware that the Federal Bank Holding Company Act and antitrust laws prohibit OFB from participating in certain “tying arrangements”. A tying arrangement is one in which a seller places conditions on a sale, or the terms of a sale, of a product or service that obligates a buyer to purchase a separate product or service. For example, you may not extend credit conditioned on a customer’s rental of a Bank safe deposit box. You must be sure that you do not require customers to participate in tying arrangements.

The prohibitions against tying arrangements in the Federal Bank Holding Company Act do not apply to certain traditional banking practices such as requiring a compensating balance in connection with a loan.

Questions concerning tying arrangements or other antitrust laws should be directed to Senior Management or legal counsel.

Old Florida Bank Code of Ethics	September 1, 2000

Illegal Use of Corporate Funds

The purpose of any transaction that relates to Corporate funds or assets must be revealed and recorded at the time of the transaction. As an employee, you may not participate in any of the activities listed below.

You may not record or participate in recording incorrect, fictitious or misleading entries in OFB’s books or records.

You may not use OFB funds or assets for political contributions in connection with federal elections. Corporate assets include your time during regular working hours, OFB equipment and supplies, office space, clerical help and advertising facilities.

You may not make any payment for an expressed purpose on OFB’s behalf to any individual whom you know intends to use the money for a different purpose.

You may not make Corporate or personal payments of cash or other items of value to political candidates, government officials or businesses that are designed to influence their judgment or actions in connection with any OFB activity. It is not prohibited under U.S. law, however, to make payments to foreign government employees with essentially ministerial or clerical duties to induce an act or decision not involving discretion. Examples of such “facilitating” payments include payments to expedite shipments through customs, payments to obtain adequate police protection and payments to place transcontinental telephone calls.

Questions concerning the permissibility of any of the above kinds of payments, which may raise issues under foreign as well as U.S. laws, should be directed to Senior Management or legal counsel.

Old Florida Bank Code of Ethics	September 1, 2000

Avoiding Conflicts of Interest

In business, a conflict of interest is generally defined as a single person or entity having two or more interests that are inconsistent. You should not cause OFB or yourself to have a conflict of interest. As an employee, you are not permitted to participate in any activity that causes a conflict of interest or gives the appearance of a conflict of interest. In your case, a conflict of interest occurs when you allow any interest, activity or influence outside of OFB to:

Influence your judgment when acting on behalf of OFB;

Compete against OFB in any business activity;

Divert business from OFB;

Diminish the efficiency with which you perform your regular duties;

Harm or impair OFB’s financial or professional reputation.

If you believe that you have, or may be perceived to have, a conflict of interest, you must disclose that conflict in writing to the CEO. The CEO must keep copies of all such disclosures.

Old Florida Bank Code of Ethics	September 1, 2000

Gifts and Entertainment

You may not offer or accept gifts or other things of value under circumstances intended to influence you, a customer, or a supplier in conducting business. Things of value include money, securities, business opportunities, goods, services, discounts on goods or services, entertainment, food or drink. You may not:

Solicit for yourself or for a third party (other than OFB) anything of value from anyone in return for any OFB business, service or confidential information;

Accept anything of value (other than earned salary, wages and fees) from anyone in connection with OFB business;

Give cash gifts to, or accept cash gifts from, a customer, supplier or person to whom you refer business;

Use your position at OFB to obtain anything of value from a customer, supplier or person to whom you refer business;

Accept gifts under a will or trust instrument of a customer unless you have the prior approval of Senior Management.

The business practices listed below do not create the risk of corruption or breach of trust to OFB and are permissible. Accordingly, you may accept:

Gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those between an associate’s parents, children or spouse) where the circumstances make it clear that those relationships, rather than OFB business, are the motivating factors;

Meals, refreshments, travel arrangements or accommodations, or entertainment of reasonable value and in the course of a meeting or other occasion held for business discussions, provided that the expenses would be paid by OFB or another party as a reasonable business expense;

Loans from other banks or financial institutions on customary terms to finance proper and usual associate activities (such as home mortgage loans) except where prohibited by law;

Advertising or promotional material, such as pens, pencils, note pads, key chains, calendars and similar items having a value of less than $25.00;

Discounts or rebates on merchandise or services that do not exceed those available to other customers;

Gifts which have a value of less than $25.00 and are related to commonly recognized events or occasions, such as a promotion, conference, sports outing, new job, wedding, retirement or holiday;

Civic, charitable, educational or religious organization awards for recognition of service and accomplishment.

If you receive or anticipate receiving something of value from a supplier, customer, or person to whom you refer business in a situation which is not specifically permitted by the Code of Ethics, you must notify the Security Officer (CFO) in writing of the circumstances. You may not accept the item (or must pay for it or return it if you have already received it) unless you receive approval from the Security Officer (CFO). Requests will be approved or denied based upon the reasonableness of the circumstances and whether the circumstances pose a threat to OFB’s integrity. The Security Officer (CFO) will retain copies or records of all requests and responses.

Entertainment, gifts or prizes given to customers or suppliers by an employee should be appropriate for the circumstances and constitute necessary and incidental OFB business expense. If you seek reimbursement from OFB for business expenses, it is your responsibility to see that your expense statement is accurate and reflects only appropriate business expenses.

In dealing with all forms of gifts and entertainment, OFB associates are subject to the Bank Bribery Law, which applies to both givers and recipients.

Old Florida Bank Code of Ethics	September 1, 2000

Accepting Honoraria

Neither you nor any member or your immediate family may accept cash honoraria for your public speaking or writing services on OFB’s behalf. If a cash honorarium is tendered, you should request that it be donated to a charity of your choice, or turn it over to the Accounting Department. You may accept non-cash honoraria of modest value according to the bank’s policy regarding the Bank Bribery Act. You may also accept reimbursement of related expenses.

Old Florida Bank Code of Ethics	September 1, 2000

Accepting Fiduciary Appointments

A fiduciary appointment is an appointment as an administrator, executor, guardian, custodian for a minor, trustee or managing agent. Unless you are acting on behalf of a member of your family or you have obtained approval from the CEO, you may not accept a fiduciary or co-fiduciary appointment. Neither may you act as deputy or co-tenant of a safe deposit box, or act as agent or attorney-in-fact (including signer or co-owner) on a customer’s account.

Even if you are acting on behalf of a family member or receive approval to act as fiduciary or co-fiduciary, you are expected to follow these guidelines:

Avoid any representations that you are performing (or have access to) the same professional services that are performed by a bank;

Do not accept a fee for acting as co-fiduciary with a bank unless you receive approval from the Board of Directors of that bank;

Do not permit your appointment to interfere with the time and attention you devote to you job responsibilities.

Old Florida Bank Code of Ethics	September 1, 2000

Participating in Civic Affairs

You are encouraged to take part in charitable, educational, fraternal or other civic affairs, as long as such affairs do not interfere or conflict with your responsibilities at OFB. However, you should review the requirements of Serving as an Outside Director or Officer as they may apply to your participation in civic affairs. You should not imply OFB’s sponsorship or support of any outside event or organization without the approval of Senior Management.

Old Florida Bank Code of Ethics	September 1, 2000

Serving as an Outside Director or Officer

In view of the potential conflicts of interest and the possible liability for both you and OFB, you are urged to be cautious when considering service as an officer, general partner or director of any non-OFB entity.

While you are serving as an officer, general partner or director of an outside entity, you should:

Not attempt to influence or take part in any vote or decision which may lead to the use of an OFB product or service by the outside entity, or result in the conferring of some special benefit to OFB by the outside entity;

Relinquish any responsibility you may have for any OFB relationship with the outside entity;

Be satisfied that the outside entity conducts its affairs lawfully, ethically and in accordance with prudent management and financial practices;

Any employee serving as a treasurer of a public organization, such as a school district, borough or other similar governmental entity, must consult OFB’s legal counsel for further guidelines.

Old Florida Bank Code of Ethics	September 1, 2000

Participating in Political Activities

OFB encourages you to keep informed concerning political issues and candidates and to take an active interest in political affairs. If you do participate in any political activity, however, you may not act as a representative of OFB unless you are specifically authorized in writing to do so by Senior Management.

As explained in Obeying Laws and Regulations, it is unlawful to use corporate funds or assets in connection with federal elections, and many states also restrict the use of corporate funds or assets in connection with state elections. In accordance with applicable laws, however, OFB may establish political action committees for lawful participation in the political process.

Old Florida Bank Code of Ethics	September 1, 2000

Monitoring Outside Activities

As an employee, you are expected to avoid any outside interest or activity that will interfere with your duties. Generally, your outside interests or activities should not:

Significantly encroach on time or attention you devote to your duties;

Adversely affect the quality of your work;

Compete with OFB’s activities;

Involve any significant use of OFB’s equipment, facilities or supplies;

Imply OFB’s sponsorship or support (for example, through the use of OFB’s stationery for personal purposes);

Adversely affect the reputation of OFB.

Old Florida Bank Code of Ethics	September 1, 2000

Limiting Outside Employment

While an employee, you may not accept outside employment as a representative who prepares, audits or certifies statements or documents pertinent to business.

In addition, you must obtain approval from the CEO before you accept employment as a broker, contractor or agent who engages in real estate transactions such as negotiating and selling mortgages, making investments for others, appraising property or collecting rents; or as an attorney, tax or investment counselor, or insurance broker or agent.

If you are a Bank employee, you may be prohibited by federal law from participating in “interlocking affiliations”, that is, dual service as an employee of an organization that is primarily engaged in the issue, flotation, underwriting, public sale or distribution of stocks, bonds or other securities; as a director, officer or employee of any commercial bank, banking association, trust company or savings bank not owned by OFB; or as a director or officer of a registered public utility holding company or subsidiary.

Old Florida Bank Code of Ethics	September 1, 2000

Purchasing Real Estate

Any real estate transaction you make must be scrutinized to make certain it is not competitive with OFB activities. Unless you receive prior approval from the CEO, or the purchase is made in a public auction in which OFB is not competing, you should not directly or indirectly:

Purchase commercial real estate from or sell it to a present or known potential OFB customer;

Purchase any real estate with a mortgage on which OFB is foreclosing or on which you know OFB is planning to foreclose;

Bid on or purchase any real estate that OFB is considering or is likely to consider purchasing.

Old Florida Bank Code of Ethics	September 1, 2000

Investment Decisions

Because your investments can lead to conflicts of interest, you must be familiar with and comply with the investment guidelines summarized below:

Investments You May Not Make – You may not invest (directly or indirectly) in a publicly traded security whenever:

You know OFB is in the process of buying or selling the security for its own account or for the accounts of others;

You possess information not available to the general public that is likely to affect the price of the security;

You are considering granting or renewing any credit facility or acting as advisor to the issuer with respect to its securities;

The investment constitutes “front-running”, that is, buying or selling for your own account on the basis of your knowledge of OFB’s trading position or plans;

The investment constitutes “scalping”, that is, buying or selling for you own or OFB’s accounts on the basis of knowledge of customers’ trading positions or plans, or OFB’s forthcoming investment recommendations.

Investments That Require Approval – You are required to obtain approval from the CEO:

Before you invest, directly or indirectly, in a privately held company that is an OFB customer, supplier, or competitor;

To hold an investment in a privately held company that becomes an OFB customer, supplier or competitor after you made your investment;

Before you invest in a publicly held company if your aggregate investment in that company would exceed $10,000 and you have responsibility for providing services to, or purchasing goods or services from, that company on OFB’s behalf;

To hold an aggregate investment of more than $10,000 in a publicly held company if you are assigned responsibility for providing services to, or purchasing goods or services from, that company on OFB’s behalf after you made your investment.

Investments in Old Florida Bank’s Publicly Traded Securities – When investing in OFB’s publicly traded securities, you:

May not sell OFB’s publicly traded securities short or engage in day trading or margining of OFB’s publicly traded securities;

May not deal in options in OFB’s publicly traded securities other than any that may be included in OFB’s employee benefits plan;

Should refrain from buying or selling OFB’s publicly traded securities immediately before public announcements by OFB of major events of which you are aware, or during the period beginning with the 15th day of the last month of each calendar quarter and ending three business days after OFB publicly announces financial results for each quarter;

Must report in writing to the CEO all your purchases or sales of publicly traded securities which exceed $5,000 in any month. These reports are due by the fifth day of the month following the purchase or sale and you should also arrange to have copies of confirmation slips sent to the CEO as promptly as possible.

Rules of various stock exchanges require brokers to obtain Bank approval for the opening of margin accounts for non-officer Bank associates. Because margin trading can create serious financial problems, all associates are urged to avoid margin transactions. All margin trades by associates must be reported immediately in writing to the CEO and copies of confirmation slips must also be provided promptly.

Old Florida Bank Code of Ethics	September 1, 2000

Self-Dealing

To avoid conflicts of interest, you are restricted from becoming involved in certain business dealings with OFB. As an employee, you are prohibited from:

Directly or indirectly buying assets from (other than assets being offered to the public or associates generally) or selling assets to OFB or any account for which OFB acts as a fiduciary unless you have prior consent from the appropriate officer or you have court or regulatory approval, as required;

Representing OFB in any activity (whether an internal OFB activity or a transaction between OFB and a third party) requiring your judgment or discretion which affects a person or organization in which you have a material interest, financial or otherwise. For example, you are prohibited from lending money to a relative or close personal friend since it might impair or appear to impair your professional judgment or the performance of your duties, or from giving credit approval to loans made by an associate who is your immediate family member, since it might impact that person’s incentive compensation or performance appraisal.

Old Florida Bank Code of Ethics	September 1, 2000

Preferential Treatment

No director, officer, or employee of the bank shall acquire or appropriate to his own personal use any bank property, service or profits opportunity on the basis of or under situations not available to members of the public, except for the following:

Special employee programs/ services;

Purchase of property from the bank, provided the purchase price is the fair market value and such value is properly documented;

Loans at rates and terms set forth in OFB’s current employee loan policy.

Old Florida Bank Code of Ethics	September 1, 2000

Borrowing from Customers

You are not permitted to borrow from or lend your personal funds to OFB customers, brokers or suppliers. Credit transactions in customers’ normal course of business and on regular terms (for example, transacting business with a recognized lending institution or charging items at a department store) are not included in this restriction.

Old Florida Bank Code of Ethics	September 1, 2000

Giving Advice to Customers

Unless your regular corporate duties specifically permit, you are not allowed to give legal or tax and investment advice to customers.

You may be asked by a customer to make a statement regarding the legal implications of a proposed transaction. You cannot give legal advice to customers. Be sure, therefore, that nothing you say might be interpreted as legal advice.

You may not advise customers on matters concerning tax problems, tax return preparation or investment decisions.

Old Florida Bank Code of Ethics	September 1, 2000

Recommending Professional Services

Customers and others may ask your help to find qualified professional people or firms. Unless you name several candidates without favoritism, you may not recommend attorneys, accountants, insurance brokers or agents, stockbrokers, real estate agents, etc. to customers, associates or others. Under no circumstances may you make a recommendation if you expect to benefit from it.